Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Second Quarter Fiscal 2010 Results

Company reports 24% sequential growth in orders;

Revenues rise 11% sequentially to $31 million, exceeding high end of guidance;

Bottom-line improvement continues on strong gross margins

CHESTNUT RIDGE, NY, JANUARY 27, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal second quarter ended January 2, 2010.

LeCroy reported second quarter fiscal 2010 revenue of $31.0 million, compared with $28.0 million in the sequential first quarter of fiscal 2010 and $39.1 million in the second quarter of fiscal 2009. The Company also reported GAAP gross margin of 58.6%, GAAP operating income of $1.2 million, and GAAP net loss of $281,000, or $0.02 net loss per share. This compares with GAAP gross margin of 51.8%, a GAAP operating loss of $107.2 million and a GAAP net loss of $107.3 million, or $8.97 net loss per share, in the year-ago period.

LeCroy reported second quarter fiscal 2010 non-GAAP gross margin of 58.8%, which excludes $51,000 in share-based compensation expense. Non-GAAP operating income was $2.3 million, which excludes $1.1 million in share-based compensation expense and a $61,000 business realignment charge. Non-GAAP net income for the second quarter of fiscal 2010 was $1.0 million, or $0.08 per diluted share, which excludes $848,000 in share-based compensation and $420,000 for the non-cash amortization of debt discount on convertible notes, as well as a $43,000 business realignment charge.

This compares with 59% non-GAAP gross margin, $3.0 million of non-GAAP operating income and $1.7 million of non-GAAP net income, or $0.14 per diluted share in the year-ago period. The non-GAAP gross margin in the second quarter of fiscal 2009 excluded charges for the write-down of inventory, share-based compensation expense, the incremental Catalyst inventory cost of sales and business realignment. Non-GAAP operating income for the second quarter of fiscal 2009 excluded primarily non-cash charges of $105.8 million for a goodwill impairment, the write-down of inventory, business realignment, share-based compensation expense and the incremental Catalyst inventory cost of sales. In addition to the previously mentioned primarily non-cash charges, the non-GAAP net income for the second quarter of last year excluded the non-cash amortization of debt discount on convertible notes, net of tax.

Effective at the beginning of fiscal 2010, the Company adopted new accounting guidance for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement (formerly “FSP APB No. 14-1”), which requires that issuers of convertible debt instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. A portion of the carrying value of the $72 million 4% convertible notes (approximately $17.9 million) was retroactively reclassified to equity as of its October 2006 issuance date, representing the equity component of the proceeds from the notes. The discount is being accreted to interest expense over a five-year period. The new accounting pronouncement required retroactive application; consequently, the prior-year amounts have been revised.

Comments on the Quarter

“LeCroy’s performance in the second quarter reflects the positive customer response to our refreshed product line, the success of our cost-reduction initiatives to improve bottom-line leverage, and the early signs of a rebound in technology spending,” said LeCroy President and Chief Executive Officer Tom Reslewic. “We exceeded the high end of our guidance range for both revenues and non-GAAP operating margin, and total orders increased 24% sequentially from the first quarter.”

“Our high-end WaveMaster 8 Zi oscilloscope continues to perform exceptionally well in the market, as orders in our oscilloscope product-line grew significantly from the first quarter,” Reslewic said. “Our protocol product family also rebounded strongly, driven by stronger demand for serial data test solutions such as our just-released PCI Express Gen 3 analyzer, the Summit™ T3-16. We also were pleased with customer response to our new end-to-end compliance solutions for USB 3.0. Geographically, LeCroy’s improved performance in the current fiscal second quarter reflected the growth worldwide in consumer and business demand for mobile data and mobile media applications. As a result, our European business rebounded significantly and we saw another solid quarter of sequential order growth in the United States.”

“At the same time, cost reductions implemented during the past several quarters enabled us to deliver a non-GAAP operating margin of 7.5%, well ahead of our expectations for the quarter,” said Reslewic. “We generated $2.3 million in cash from operations in the second quarter, driven by improved solid working capital management.”

Outlook and Guidance

“Looking ahead to the third quarter, we expect to see further improvements in the demand environment for both the oscilloscope and protocol markets,” said Reslewic. “We anticipate continued growth in mobile data and media; favorable technology cycles in USB, storage and PCI Express; and the signs of a global rebound in corporate technology spending to continue in fiscal 2010 and into 2011. Our constant focus on serial data and our recent product refresh and impressive pipeline position us to gain market share in oscilloscopes and capitalize on emerging protocol standards as fiscal 2010 unfolds. At the same time, LeCroy’s leaner cost structure should provide us with upside bottom-line leverage as these favorable demand-side trends develop.”

“For the third quarter of fiscal 2010, we anticipate revenues in the range of $31.5 million to $32 million, with non-GAAP operating margins in the 7.5% to 8% range. We also will strive to improve our balance sheet with a continued focus on inventory and cash management,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, January 27, 2010 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call may also be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” – capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation – Financial Periods

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ending July 3, 2010 will represent a 53-week period, while the fiscal year ended June 27, 2009 represented a 52-week period. Therefore, the first two quarters of fiscal 2010 was a 27-week period compared with a 26-week period for the first two quarters of fiscal 2009.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: early signs of a rebound in technology spending; the expectation that there will be further improvements in the demand environment for both the oscilloscope and protocol markets; anticipated continued growth in mobile data and media; favorable technology cycles in USB, storage, and PCI Express; signs of a global rebound in corporate technology spending to continue in fiscal 2010 and 2011; ability to gain market share in oscilloscopes and capitalize on emerging protocol standards as fiscal 2010 unfolds; positive customer response to our refreshed product line; the belief that a leaner cost structure will provide us with upside bottom-line leverage as favorable demand-side trends develop and the success of the cost-reduction initiatives; the ability to improve our balance sheet with a continued focus on inventory and cash management; and LeCroy’s anticipation of revenues for the third quarter of fiscal 2010 in the range of $31.5 million to $32 million, with non-GAAP operating margins in the range of 7.5% to 8%.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase our convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the second quarter ended January 2, 2010, which the Company expects to file in February 2010.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain primarily non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair value adjustment for the acquired Catalyst inventory and business realignment charges. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income (loss) reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs and business realignment charges. Non-GAAP operating income is not a substitute for GAAP operating income (loss).

We define non-GAAP net income as net loss reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs, business realignment charges and amortization of debt discount on convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 30% and 37.5%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2009 and 2010 years, respectively. Non-GAAP net income is not a substitute for GAAP net loss.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net loss per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Two Quarters Ended
	Jan 2,	Dec 27,	Jan 2,	Dec 27,
	2010	2008 *	2010	2008
In thousands, except per share data	(13 weeks)	(13 weeks)	(27 weeks)	(26 weeks) *

Revenues:
Test and measurement products	$28,384	$36,948	$54,191	$75,378
Service and other	2,614	2,159	4,808	4,453

Total revenues	30,998	39,107	58,999	79,831

Cost of revenues:
Share-based compensation	51	14	116	61
Other costs of revenues	12,769	18,824	25,038	36,467

	12,820	18,838	25,154	36,528

Gross profit	18,178	20,269	33,845	43,303

Operating expenses:
Selling, general and administrative:
Share-based compensation	778	69	1,357	654
Other selling, general and administrative expenses	9,389	12,770	17,713	24,768

	10,167	12,839	19,070	25,422

Research and development:
Share-based compensation	253	75	502	320
Other research and development expenses	6,586	8,734	12,456	16,292

	6,839	8,809	12,958	16,612

Impairment of goodwill	—	105,771	—	105,771

Total operating expenses	17,006	127,419	32,028	147,805

Operating (loss) income	1,172	(107,150)	1,817	(104,502)

Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	247	—	611	292
Interest income	18	26	29	61
Interest expense	(855)	(912)	(1,643)	(1,766)
Amortization of debt discount on convertible notes	(605)	(768)	(1,210)	(1,519)
Other, net	(138)	33	(270)	289

Other expense, net	(1,333)	(1,621)	(2,483)	(2,643)

Loss before income taxes	(161)	(108,771)	(666)	(107,145)
Provision (benefit) for income taxes	120	(1,499)	97	(968)

Net Loss	$(281)	$(107,272)	$(763)	$(106,177)

Net loss per common share
Basic	$(0.02)	$(8.97)	$(0.06)	$(8.91)
Diluted	$(0.02)	$(8.97)	$(0.06)	$(8.91)

Weighted average number of common shares:
Basic	12,387	11,962	12,323	11,922
Diluted	12,387	11,962	12,323	11,922

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Jan 2,	June 27,
In thousands	2010	2009*

ASSETS

Current assets:
Cash and cash equivalents	$9,293	$6,413
Accounts receivable, net	24,181	25,209
Inventories, net	29,671	34,987
Other current assets	12,144	11,564

Total current assets	75,289	78,173

Property and equipment, net	20,739	21,817
Intangible assets, net	455	502
Other non-current assets	7,989	7,186

TOTAL ASSETS	$104,472	$107,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,612	$14,169
Accrued expenses and other current liabilities	11,536	12,983

Total current liabilities	21,148	27,152

Long-term bank debt	20,000	17,500
Convertible notes, net of unamortized discount of $4,654 and $6,277 respectively	40,296	42,073
Deferred revenue and other non-current liabilities	4,045	3,635

Total liabilities	85,489	90,360

Stockholders’ equity	18,983	17,318

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$104,472	$107,678

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Two Quarters Ended
In thousands	Jan 2, 2010 (13 Weeks)	Dec 27, 2008 * (13 Weeks)	Jan 2, 2010 (27 weeks)	Dec 27, 2008 (26 weeks) *

GAAP gross profit, as reported	$18,178	$20,269	$33,845	$43,303

Non GAAP adjustments:
Charge for write-down of inventory	—	2,736	—	2,736
Share-based compensation	51	14	116	61
Incremental cost of sales related to fair-value adjustment to inventory	—	16	—	16
Business realignment charges	—	55	—	55

Non GAAP gross profit	$18,229	$23,090	$33,961	$46,171

	Quarter Ended		Two Quarters Ended
In thousands	Jan 2, 2010 (13 Weeks)	Dec 27, 2008 * (13 Weeks)	Jan 2, 2010 (27 weeks)	Dec 27, 2008 (26 weeks) *

GAAP operating income (loss), as reported	$1,172	$(107,150)	$1,817	$(104,502)

Non GAAP adjustments:
Charge for write-down of inventory	—	2,736	—	2,736
Charge for impairment of goodwill	—	105,771	—	105,771
Share-based compensation	1,083	158	1,976	1,035
Incremental cost of sales related to fair-value adjustment to inventory	—	16	—	16
Business realignment charges	61	1,471	129	1,471

Non GAAP operating income	$2,316	$3,002	$3,922	$6,527

	Quarter Ended		Two Quarters Ended
In thousands	Jan 2, 2010 (13 Weeks)	Dec 27, 2008 * (13 Weeks)	Jan 2, 2010 (27 weeks)	Dec 27, 2008 (26 weeks) *

GAAP net loss, as reported	$(281)	$(107,272)	$(763)	$(106,177)

After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory	—	1,915	—	1,915
Charge for impairment of goodwill	—	105,083	—	105,083
Share-based compensation	848	459	1,553	1,090
Incremental cost of sales related to fair-value adjustment to inventory	—	11	—	11
Business realignment charges	43	1,030	86	1,030
Non-cash amortization of debt discount on convertible notes	420	476	810	916

Non GAAP net income	$1,030	$1,702	$1,686	$3,868

	Quarter Ended		Two Quarters Ended
In thousands, except per share data	Jan 2, 2010 (13 Weeks)	Dec 27, 2008 * (13 Weeks)	Jan 2, 2010 (27 weeks)	Dec 27, 2008 (26 weeks) *

Net (loss) income per common share
Diluted, as reported	$(0.02)	$(8.97)	$(0.06)	$(8.91)
Diluted, non GAAP	$0.08	$0.14	$0.13	$0.32

Weighted average number of common shares:
Diluted, as reported	12,387	11,962	12,323	11,922
Diluted, non GAAP	12,577	12,062	12,522	12,069

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.